NEWS RELEASE

For Immediate Release

Nord Resources Reports 2008 Third Quarter

  Quarter is highlighted by commencement of construction program to meet schedule for producing new copper ore early in 2009

  Construction program is on track and plans are unaffected by recent decline in copper price

  Company believes that reactivation program remains fully funded

  Loss for the quarter reflects several one-time or unusual expense items

TUCSON, AZ, November 14, 2008 - Nord Resources Corporation (TSX: NRD / OTC BB: NRDS.OB), which is reactivating copper mining at the Johnson Camp Mine in Arizona, today announced its financial results for the third quarter and nine months ended September 30, 2008. The condensed consolidated unaudited financial statements were prepared in accordance with U.S. generally accepted accounting principles and all currency amounts are in U.S. dollars.

"The highlight of our 2008 third quarter was that in mid-August we received from the Arizona Department of Environmental Quality the air quality permit that we needed to proceed with the construction for the reactivation of the Johnson Camp Mine," said John Perry, President and Chief Executive Officer.

"Since receiving the air quality permit, we have been moving full speed ahead with our construction program and are pleased with the progress to date. Immediately upon receiving our air quality permit, we commenced the installation and electrical work on our crushing, conveying and agglomeration system. We are on track to begin mining new ore in the 2009 first quarter, ramping up to our target rate of 25 million pounds of copper per year by next spring," Mr. Perry said.

Nord Resources recently posted on its website a new gallery of photos showing the construction progress taking place at the Johnson Camp Mine.

Third-Quarter and Nine-Month Results

Revenues for the 2008 third quarter and nine months were $2.6 million and $7.2 million, respectively. There were no revenues in the corresponding periods in 2007 when the Johnson Camp Mine was on a care and maintenance program. The company commenced commercial copper production from previously mined ore on February 1, 2008. The revenues were generated by sales of 836,488 pounds of copper cathode in the quarter and 2,094,591 pounds for first nine months of the year. Copper sales in the third quarter were level with 2008 second quarter when Nord sold 836,198 pounds. The company realized an additional $209,907 (credited to development costs) from the sale of 58,723 pounds of copper cathodes produced during the first quarter of 2008, prior to the commencement of commercial production.

The cost of sales for the 2008 third quarter was $3.2 million. Sulfuric acid is Nord's primary expense associated with its residual leaching of copper and this accounted for about $1.4 million of the cost of sales. This amount reflects higher than normal sulfuric acid consumption during the period due to a test undertaken by the company to see if an increase in the sulfuric acid application rate would optimize copper production from residual leaching. The test did not result in an economical corresponding increase in copper production, and the company has reduced the acid application rate to prior levels.

In 2008, demand for sulfuric acid resulted in a marked increase in the purchase cost, rising from a South U.S. price of $120 per ton in December 2007 to $280 per ton in September 2008, according to published industry information. Sources have reported that the price of sulfuric acid has recently declined significantly, which the company believes is the result of the current weakness in commodities prices and the overall weakness of the economy. The company believes that sulfuric acid prices are likely to remain at or lower than the current level in the foreseeable future, and that this will favorably affect the Company's cost of sales in subsequent quarters.

The 2008 third quarter cost of sales also includes a one-time charge of approximately $0.2 million for consulting work and remediation of existing facilities undertaken to improve operating efficiencies and additional cost for labor and supplies in anticipation of the commencement of mining in early 2009. The company also recorded a non-cash write-down of $0.2 million to reduce the carrying value of copper inventories to net realizable value in view of the decline in copper prices.

For the period from the commencement of commercial copper production on February 1, 2008 through the end of the third quarter, the company's cost of sales amounted to $6.2 million. Operating costs incurred prior to the commencement of commercial copper production were capitalized as mine development costs, net of the realized value of the copper produced during that period. Factors affecting the cost of sales for the nine-month period were those cited for the third quarter.

General and administrative (G&A) expenses were $1.0 million for the 2008 third quarter, compared with $1.6 million a year earlier. The 2007 third quarter included $0.3 million in expenses for drilling at another property, $0.3 million for legal, accounting and consulting fees for the registration of special warrants, and $0.2 million in labor costs primarily resulting from bonuses earned and stock options issued in connection with the completion of financings. G&A expenses for the nine-month2008 period amounted to $3.0 million, compared with $4.0 million in the first nine months of 2007. The G&A in the 2007 period included $0.6 million of drilling expenses at another property. The decrease in year-to-year G&A expenses was partially offset by a $0.2 million increase in costs for the listing of the company's shares on the Toronto Stock Exchange in January 2008, and the related registration of certain shares under the Securities Act of 1933, as amended.

For the 2008 third quarter, the company incurred a loss from operations of $1.7 million, compared with a loss in the 2007 third quarter of $1.6 million. The 2008 loss is primarily attributable to an unusually high level of operating costs as the result of increased sulfuric acid expenses, the one-time consulting and remediation expenses incurred, and the non-cash write-down of the carrying value of copper inventories. For the first nine months of 2008, the company's loss from operations was $2.2 million, compared with a loss of $4.1 million in the corresponding 2007 period.

Other income for the 2008 third quarter of $0.1 million consisted mainly of royalties earned from the sale of decorative rock, recorded as miscellaneous income, and more than offset interest expense. Nord is required to have cash flow hedge contracts under a Copper Price Protection Program that is part of its Credit Agreement with Nedbank Limited. In the 2008 third quarter, Nord reclassified cash flow hedge contracts representing approximately 242 metric tons of copper to fair value hedges. This was necessary because the company's forecasted production of copper in the 2009 first quarter no longer matches the hedged position. Miscellaneous income for the 2008 third quarter includes the change to the fair value of these contracts of $127,558.

For the 2007 third quarter, other income was $2.6 million, including a $2.4 million legal settlement. For the 2008 nine-month period, other income amounted to $0.1 million, compared with $3.6 million in the corresponding period of the prior year.

For the 2008 third quarter, Nord recorded a net loss of $1.6 million (loss of $0.02 per basic and diluted share), compared with net income of $1.0 million ($0.03 per basic and diluted share) in the corresponding 2007 period, which consisted mainly of the legal settlement received. The weighted average number of common shares outstanding (basic and diluted) was 68,471,774 in the 2008 third quarter, compared with 35,344,652 shares (40,617,503 on a diluted basis) in the corresponding 2007 period. For the first nine months of 2008, the company's net loss was $2.2 million (a loss of $0.03 per basic and diluted share), compared with a net loss in the corresponding 2007 period of $0.5 million ($0.01 per basic and diluted share).

As at September 30, 2008, the company had drawn down $17 million of the $25 million secured term loan credit facility arranged in June 2007 with Nedbank Limited. On November 7, 2008, the company drew down the remaining $8 million available under the facility. Substantially all of the funds drawn down under the facility have been or will be used to finance the construction, start-up and operation of mining and metal operations at the Johnson Camp Mine. During the 2008 third quarter, Nedbank released $3 million of funds to the company that previously had been restricted under the Credit Agreement. Under the agreement, the company will be required to maintain a reserve balance only when cash flow from operations is enough to fund this balance.

The company continues to estimate the capital cost to reactivate the Johnson Camp Mine at approximately $34 million, of which Nord has spent about $27.1 million as of September 30, 2008. Based on its current assessments, outlook, and forecasts, Nord believes that it has access to sufficient funds to meet its estimated capital requirements for the reactivation plan of the Johnson Camp Mine.

About Nord Resources

Nord Resources Corporation explores, develops, and operates mineral properties. The company's primary asset is the Johnson Camp Mine, located approximately 65 miles east of Tucson, Arizona, which it is reactivating to produce copper. The company commenced commercial copper production from residual leaching of the existing ore heaps on February 1, 2008 and expects to begin producing new ore at the mine later this year.

Forward-Looking Statements

This news release includes certain statements that may be deemed "forward-looking". All statements in this release, other than those of historical facts, may be considered forward-looking statements, including those concerning Nord's expectations with respect to commencement of copper production from newly mined ore, copper production targets, and the price of sulfuric acid. Forward-looking statements or information are subject to a variety of risks and uncertainties that could cause actual events or results to differ from those reflected in the forward-looking statements or information, including, without limitation, the interpretation of drill results and the estimation of mineral resources and reserves, the geology, grade, and continuity of mineral deposits, the possibility that mining results or metal recoveries will not be consistent with the company's expectations, accidents, equipment breakdowns, title matters, labor disputes or other unanticipated difficulties with or interruptions in production and operations, the potential for delays in exploration or development activities or the completion of feasibility studies, the inherent uncertainty of production and cost estimates and the potential for unexpected costs and expenses, commodity price fluctuations, failure to obtain an air quality permit and other necessary permits for the Johnson Camp Mine on a timely basis, and regulatory restrictions, including environmental regulatory restrictions and liability. Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements. In addition, Nord's business and operations are subject to the risks set forth in Nord's most recent Form 10-KSB, Form 10-Q, and other SEC filings which are available through EDGAR at www.sec.gov, and in Nord's prospectus and other filings with the British Columbia and Ontario Securities Commissions, which are available through SEDAR at www.sedar.com. These are among the primary risks we foresee at the present time. Nord assumes no obligation to update the forward-looking statements except as may be required by law.

For further information:
John Perry
President and Chief Executive Officer
Nord Resources Corporation
(520) 292-0266
www.nordresources.com

Investor and Media Relations
Richard Wertheim
Wertheim + Company Inc.,
(416) 594-1600
or
(416) 518-8479 (cell)
or by email at wertheim@wertheim.ca.

NORD RESOURCES CORPORATION AND SUBSIDIARY
CONDENSED CONSOLIDATED BALANCE SHEETS
September 30, 2008 and December 31, 2007

ASSETS
	September 30, 2008	December 31, 2007
	(Unaudited)
Current Assets:
Cash and cash equivalents	$5,488,973	$3,368,910
Accounts receivable	120,354	144,012
Inventories	354,457	-
Prepaid expenses and other	77,715	68,012

Total Current Assets	6,041,999	3,580,934

Property and Equipment, at cost:
Property and equipment	4,800,698	4,161,993
Less accumulated depreciation and amortization	(1,621,186)	(1,460,611)
	3,179,512	2,701,382
Construction in progress	26,271,948	10,795,491
Net Property and Equipment	29,451,460	13,496,873

Other Assets:
Restricted cash and marketable securities	686,476	3,686,476
Debt issuance costs, net of accumulated amortization	937,192	1,117,021
Total Other Assets	1,623,668	4,803,497

Total Assets	$37,116,627	$21,881,304

NORD RESOURCES CORPORATION AND SUBSIDIARY
CONDENSED CONSOLIDATED BALANCE SHEETS
September 30, 2008 and December 31, 2007
(Continued)

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
	September 30, 2008	December 31, 2007
	(Unaudited)
Current Liabilities:
Accounts payable	$5,110,112	$1,322,459
Accrued expenses	1,104,390	1,225,686
Current maturities of accrued interest	113,123	-
Current maturities of long-term debt	2,266,666	312,500
Current maturities of derivative contracts	2,089,080	-
Current maturities of capital lease obligation	15,808	9,375

Total Current Liabilities	10,,699,179	2,870,020

Long-Term Liabilities:
Long-term accrued interest (less current maturities)	452,494	-
Long-term debt (less current maturities)	14,733,334	4,687,500
Derivative contracts (less current maturities)	6,880,469	9,183,428
Capital lease obligation (less current maturities)	49,244	-
Accrued reclamation costs	140,978	131,141
Other	57,046	61,863

Total Long-Term Liabilities	22,313,565	14,063,932

Total Liabilities	33,012,744	16,933,952

Commitments and contingencies

Stockholders' Equity (Deficit):
Common stock: $.01 par value, 100,000,000 shares authorized, 68,933,635 and 66,659,224 shares issued and outstanding as of September 30, 2008 and December 31, 2007, respectively	689,336	666,592
Additional paid-in capital	109,659,845	108,439,030
Accumulated deficit	(97,148,201)	(94,974,842)
Accumulated other comprehensive loss	(9,097,097)	(9,183,428)

Total Stockholders' Equity	4,103,883	4,947,352

Total Liabilities and Stockholders' Equity	$37,124,608	$21,881,304

NORD RESOURCES CORPORATION AND SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2008 AND 2007
(Unaudited)

	2008	2007

Revenues	$7,240,812	$-

Expenses:
Costs applicable to sales (exclusive of depreciation, depletion and amortization shown separately below)	5,986,621	-
Write-down of copper inventory to net realizable value	228,577	-
General and administrative expenses	3,049,452	3,997,919
Depreciation, depletion and amortization	228,568	78,350

Loss from operations	(2,252,406)	(4,076,269)

Other income (expense):
Interest expense	(345,586)	(482,589)
Legal settlement	-	3,617,166
Miscellaneous income	424,633	466,389

Total other income (expense)	79,047	3,600,966

Loss before income taxes	(2,173,359)	(475,303)

Provision for income taxes	-	-

Net loss	$(2,173,359)	$(475,303)

Net loss per basic and diluted share of common stock:

Weighted average number of common shares outstanding	67,422,684	34,667,008

Net loss per share of common stock	$(0.03)	$(0.01)